EXHIBIT 99.5



                          BOATMEN'S BANCSHARES, INC.

                            FIRST INTERSTATE OF IOWA
                           1991 STOCK INCENTIVE PLAN

                        NON-QUALIFIED STOCK OPTION AWARD

                            -- Schedule of Terms --


Non-Qualified Stock Option Award
--------------------------------

     This Schedule of Terms and the attached Award Certificate constitute the award by Boatmen's Bancshares, Inc. (the "Company") of the right (the "Option") to purchase, at a future date, a specified number of shares of Company $1 par value common stock ("Shares") at a specified price, subject to the terms set forth herein and in the First Interstate of Iowa Stock Incentive Plan ("Plan"). The recipient of the Option (the "Participant"), the number of shares for which the Option is awarded and the Option price per share are set forth in the attached Award Certificate issued to the Participant.

Exercise and Payment
--------------------

     Options may be exercised on and after the "Vesting Date" through the "Termination Date". The Vesting Date, no more than five years after the date of grant of the Option, and the Termination Date, no more than ten years after the date of the grant of the Option, are each set forth in the Award Certificate. At the Vesting Date, the Option may be exercised by the Participant provided he is still employed by the Company.

     The Option to purchase Shares will expire without value with respect to any Shares that are not purchased on or before the Termination Date. It is the sole responsibility of the Participant, or his representative, to exercise the Option in a timely manner. The Company assumes no responsibility for, and will make no adjustments with respect to, Options that expire without value. The Participant may exercise his Option by notifying Human Resources, Boatmen's Bancshares, Inc., One Boatmen's Plaza, 800 Market Street, St. Louis, Missouri 63101 (telephone number (314) 466-6205), in writing, of the number of Shares he wishes to purchase, the Option price and the date of the Award and by paying the required Option price. The date of exercise will be the date of the Company's receipt of the notice (accompanied by the payment of the Option price) to the Company's Human Resources Department.

     The Participant may pay the Option price in cash or by exchange of Shares of the Company, or by a combination thereof. If payment is made by Shares, the Participant may deliver a number of Shares with total fair market value on the date of exercise equal to the Option price (with any fractional shares required to equal such price to be paid in cash) for the total number of Shares to be purchased. The Company shall deliver the requisite number of Shares to the Participant as soon as administratively practicable following the date of exercise.

Vesting
-------

     A Participant's right to exercise an Option shall vest on the Vesting Date specified in the Award Certificate. Once all or part of an Option is vested, that portion which is vested may be exercised anytime thereafter until the earlier of: (i) the Termination Date specified in the Award Certificate, at which time the Option and all associated rights lapse without value; or (ii) termination of employment with the Company or any of its subsidiaries in which case the right to exercise may be for a specified period of time, as described below, following the date of termination. Termination of employment means termination from the Company and any subsidiary of the Company.

Termination of Employment
-------------------------

The treatment of outstanding Options upon the Participant's termination of employment shall be as follows:

                                                        Period Following
                                                       Termination Vested
   Reason For                 Portion of Option          Options May Be
  Termination                   Deemed Vested               Exercised
  -----------                   -------------               ---------

Voluntary quit or                    N/A             Unexercised portion of
involuntary termination                              Option immediately canceled

Death or Permanent          Portion actually vested  One year (but not beyond
Disability                                           the Termination Date of the
                                                     Option)

Retirement at normal        Same as for death or     Three years (but not beyond
retirement age or early     disability               the Termination Date of the
retirement with Committee                            Option)
approval

     The Committee may, in its sole discretion, permit a Participant to exercise, subject to the time periods specified above, that portion of the Option which is not yet vested or deemed to be vested as of the date of termination.

     A Participant who stops rendering services to the Company as a result of an authorized leave of absence shall not be considered to have terminated employment. If a Participant does not resume employment at the conclusion of an authorized leave of absence, he shall be deemed to have terminated employment as of the last day of such leave of absence.

Non-assignability
-----------------

     No assignment or transfer of any interest of the Participant in any of the rights presented by the Option or other participation in the Plan, whether voluntary or involuntary, by operation of law or otherwise shall be permitted except by will or by the laws of descent and distribution.

Adjustments
-----------

     In the event of a recapitalization, stock split, reorganization, or other restructuring of the Company, the terms of the Option may be equitably adjusted in accordance with the Plan and as deemed appropriate by the Committee, in its discretion.

Change of Control
-----------------

     Notwithstanding anything herein to the contrary, in the event of a Participant's voluntary termination of employment for "Good Reason" or involuntary termination for any reason within two years upon or after a "Change of Control" of the Company, or the Company's subsidiary which employs Participant (except for termination after attaining age 65 or due to Cause or due to death or Permanent Disability of Participant), an Option that is vested as of the date of the Participant's termination will continue to be exercisable for a period of one year following termination of employment with the Company and any subsidiary of the Company. The portion of the Option that may be exercised shall be the portion actually vested upon termination. In addition, the Committee may, in its discretion, recommend that the Board of Directors take certain actions with respect to outstanding Options to assure fair and equitable treatment of Plan Participants. Such actions may include acceleration of the Vesting Date, offering to purchase an outstanding Option from the holder for its equivalent cash value (as determined by the Committee), or providing for other adjustments or modifications to outstanding Options as the Committee may deem appropriate.

     For purposes of the Plan and this Schedule of Terms:

     (a)  "Change of Control" means any of the following events:

         (i) The acquisition by any person acting directly or indirectly or through or in concert with one or more persons (other than
               Company or any of its subsidiaries) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Securities Exchange Act of 1934 (the "Act")) of 25% or more of the combined voting power of the then outstanding voting securities of Company or of a subsidiary which employs the Participant; or

         (ii) The first purchase under a tender offer or exchange offer (other then an offer by Company or any of its subsidiaries) pursuant to which shares of Company or of a subsidiary which employs the Participant have been purchased; or

         (iii) During any period of two consecutive years, individuals who at the beginning of such period constitute the Board of Directors of Company or of a subsidiary which employs the Participant cease for any reason (other than an uncontested election) to constitute at least a majority thereof; or

         (iv) Approval by stockholders of Company of a merger, consolidation, liquidation, or dissolution of Company, or of the sale of all or substantially all of the assets of Company to any person acting directly or indirectly or through or in concert with one or more persons; or

         (v) Approval by the Board of Directors of Company of a merger, consolidation, liquidation or dissolution of a subsidiary which employs the Participant or of the sale of all or substantially all of the assets of a subsidiary which employs the Participant to any person (other than Company or any of its subsidiaries) acting directly or indirectly or through or in concert with one or more persons.

          For the purpose of this definition, the term "person" shall mean an individual or a corporation, partnership, trust, association, joint venture, pool, syndicate, sole proprietorship, unincorporated organization, or any other form of entity not listed.

     (b)  "Good Reason" means:

          (i) Participant, without his consent, is not elected or re-elected to or is removed from an office or position at least equal to that which Participant held in connection with his employment immediately prior to the Change of Control; or

          (ii) A material change in nature or scope of the authorities, powers, functions, duties, titles or responsibilities attached to Participant's position of employment without Participant's express written consent as a result of which change Participant's position shall be or become of less dignity, responsibility, importance or scope; or

          (iii) A reduction in Participant's base compensation; or

          (iv) A failure to continue in effect any thrift, incentive or compensation plan, or any employee pension or welfare benefit plan in which Participant is participating at the time of a Change of Control (or plans providing substantially similar benefits), the taking of any action by Company or a subsidiary which employs the Participant or a successor to either which would adversely affect Participant's participation in or materially reduce participant's benefits under any such plans or deprive Participant of any material fringe benefit enjoyed by Participant at the time of the Change of Control.

     (c) "Permanent Disability" means that Participant is determined to be unable, for an indefinite period of time expected to be of long-continued duration, to perform his normal duties on a substantially full time basis by reason of a medically determinable physical or mental impairment reasonably attributable to sickness or accident.

     (d) "Termination Due to Cause" means involuntary termination of Participant's employment by Company or subsidiary which employs the Participant because of Participant's gross misconduct including but not limited to commission of an act that constitutes a felony under applicable federal or state law; acts that result or are intended to result in the improper personal enrichment of the Participant at the expense of the Company or its shareholders; embezzlement of funds or misappropriation of other property; or breach of any material term of any employment contract.

Awards Not to Affect or be Affected by Certain Transactions

     Options shall not affect in any way the right or power of the Company or its shareholders to make or authorize (a) any or all adjustments, recapitalizations or other changes in the Company's capital structure or its business; (b) any merger or consolidation of the Company; (c) any issue of bonds, debentures, preferred or prior preference stock holding any priority or preferred to, or otherwise affecting in any respect the common stock of the Company or rights of the holders of such common stock; (d) the dissolution or liquidation of the Company of the Company; (e) any sale or transfer of all or any part of its assets or business; or (f) any other corporate act or proceeding.

Notices

     Every notice or other communication relating to the Plan, any Option and this schedule of Terms shall be in writing, and shall be mailed or delivered to the party for whom it is intended at such address as may from time to time be designated by such party. Unless and until some other address has been designated, all notices by the Participant to the Company shall be mailed to or delivered to the Company at its office at One Boatman's Plaza, 800 Market Street, St. Louis, Missouri 63101, Attention: Human Resources. All notices by the Company to the Participant shall be given to the Participant personally or be mailed to the Participant at his address as shown on the records of the company.


Administration

     Option granted pursuant to the Plan shall be interpreted and administered by the nonemployee members of the Compensation Committee of the Company's Board of Directors (the "Committee"). The Committee shall establish such procedures as it deems necessary and appropriate to administer the Options in a manner that is consistent with the terms of the Plan.

     Pursuant to the Plan, the Committee may delegate to employees of the Company, to the extent permitted by various regulatory bodies, its authority and responsibility to grant, administer and interpret Options.

Taxes/Withholding

     The Participants shall be responsible for any income or any other tax liability attributable to the exercise of any Option. The Company shall take such steps as are appropriate to assure compliance with applicable federal, state and local tax withholding requirements by the Company. The Company shall, to the extent permitted by law, have the right to deduct directly from any payment or delivery of Shares due the Participant or from the Participant's regular compensation, all federal state and local taxes of any kind required by law to be withheld with respect to the exercise of any Option.

Right of Discharge Reserved

     Nothing in the Plan or in any Option granted pursuant thereto shall confer upon any Participant the right to continue in the employment or service of the Company or any affiliate thereof for any period of time or affect any right that the Company or any subsidiary or division may have to terminate the employment or service of such Participant at any time for any reason.

Nature  of  Payments

     All Options made pursuant to the Plan are in consideration of services performed for he Company or the affiliate employing the Participant. Any gains realized pursuant to such Options constitute a special incentive payment to the Participant and shall not be taken into account as compensation for purposes of any of the employee benefit plans of the Company or any affiliate.

Interpretations

     This schedule of Terms and each Award Certificate are subject in all respects to the terms of the Plan. In the event that nay provision of this Schedule of Terms or any Award Certificate is inconsistent with the terms of the Plan, the terms of the Plan shall govern. Any question of administration or interpretation arising under this Schedule of Terms or any Award Certificate shall be determined by the Committee or its delegate. Such determination shall be final and conclusive upon all parties in interest.

Governing Law

     The Plan, this Schedule of Terms, and the Award Certificate shall be governed by and construed in accordance with the laws of the State of Iowa.